Exhibit 99.1

SUPERVALU Reports Third Quarter Fiscal 2011 Results

  Fiscal 2011 guidance lowered
  Debt reduction target increased to $850 million for fiscal 2011
  Non-cash impairment charge finalized
  Fiscal 2012 capital spending guidance at $700 million

MINNEAPOLIS--(BUSINESS WIRE)--January 11, 2011--SUPERVALU INC. (NYSE: SVU) today reported third quarter fiscal 2011 net sales of $8.7 billion and a net loss of $202 million or $0.95 per diluted share, including charges of $252 million after-tax, or $1.19 per diluted share. These charges included the finalization in the third quarter of the non-cash goodwill and intangible asset impairment charges ($210 million after-tax, or $0.99 per diluted share), store closure and exit costs ($29 million after-tax, or $0.14 per diluted share) and employee-related expenses, primarily severance and labor buyout costs ($13 million after-tax, or $0.06 per diluted share) (collectively referred to as the “Charges”). When adjusted for the Charges, third quarter fiscal 2011 net earnings were $50 million, or $0.24 per diluted share. In the third quarter of fiscal 2010, the company reported net sales of $9.2 billion and net earnings of $109 million, or $0.51 per diluted share.

Craig Herkert, SUPERVALU’s chief executive officer and president, said, “Our performance is still not close to my expectations and we continue to take action to change the trajectory of our businesses. Through our business transformation process, we will invest in price, leverage our buying power and enhance retail execution. These measures underscore our commitment to deliver everyday value to our customers as we execute on our vision of being America’s Neighborhood Grocer.”

Third Quarter Results

Third quarter retail food net sales were $6.6 billion compared to $7.1 billion last year, a decrease of 7.7 percent, primarily reflecting the impact of identical store sales of negative 4.9 percent and previously announced market exits. The identical store sales performance resulted from a continued challenging economic environment and heightened competitive activity. Retail square footage decreased 4.1 percent from the third quarter of fiscal 2010. Excluding the impact of market exits and store closures, total retail square footage increased 1.0 percent compared to the third quarter of fiscal 2010.

Third quarter supply chain services net sales were $2.1 billion, the same as last year.

Retail food net sales in the third quarter of fiscal 2011 represented 75.8 percent of net sales compared to 77.3 percent last year. Supply chain services net sales in the third quarter of fiscal 2011 represented 24.2 percent of net sales compared to 22.7 percent last year.

Gross profit was $1.9 billion in the third quarter, or 21.5 percent of net sales, compared to $2.1 billion or 22.4 percent last year. The decrease in gross margin as a percent of net sales reflects the shift in business segment mix and increased promotional spending.

Selling and administrative expenses in the third quarter were $1.72 billion, or 19.9 percent of net sales, including $63 million in pre-tax costs related to store exit, severance and labor buyout costs. Excluding these items, selling and administrative expenses were $1.66 billion, or 19.2 percent of sales. In the third quarter of fiscal 2010, selling and administrative expenses were $1.8 billion, or 19.0 percent of net sales, including a $22 million pre-tax net gain from the Salt Lake City retail market exit and $4 million in pre-tax costs related to store closures. Excluding these items, selling and administrative costs were $1.8 billion, or 19.2% of net sales. The benefit of business segment mix shift was offset by reduced sales leverage on expenses.

Goodwill and asset impairment charges of $240 million pre-tax were recorded in the third quarter and reflected in the retail food segment operating earnings. As a result, third quarter retail food operating loss was $153 million. Excluding the goodwill and asset impairment charge, as well as $59 million in pre-tax costs related to store closure and exit, severance and labor buyout costs, retail food operating earnings in the third quarter were $146 million, or 2.2 percent of net sales. Last year’s retail food operating earnings were $269 million, or 3.8 percent of net sales. Excluding the impact from the Salt Lake City retail market exit and store closures, retail food operating earnings were $251 million or 3.5 percent of net sales. The decrease in retail food operating earnings as a percent of net sales reflects increased promotional spending and reduced sales leverage on expenses.

Supply chain services operating earnings were $69 million, or 3.3 percent of sales, compared to $64 million, or 3.1 percent of sales last year. The increase in supply chain services operating earnings as a percent of net sales reflects strong expense management and improved productivity.

Net interest expense for the third quarter was $124 million compared to $131 million last year, reflecting reduced borrowing levels. The company remains in compliance with all debt covenants.

SUPERVALU’s income tax benefit was $21 million, or 9.2 percent of pre-tax loss in the third quarter compared to income tax expense of $68 million, or 38.8 percent of pre-tax income in last year’s third quarter. The tax rate for the third quarter of fiscal 2011 reflects the impact of the impairment charges, the majority of which is not deductible for tax purposes. Excluding the impact of the impairment charges and the sale of Bristol Farms, the tax rate for the third quarter of fiscal 2011 was 37.9 percent.

Capital spending for the third quarter was $142 million compared to $156 million in the prior year. In the third quarter the company completed 20 major remodels, 6 minor remodels and 1 new traditional supermarket, as well as 39 new Save-A-Lot locations. Year-to-date capital spending was $454 million compared to $552 million in the prior year.

Diluted weighted-average shares outstanding for the third quarter were 212 million shares compared to 213 million shares last year. For the third quarter of fiscal 2011, diluted loss per share is computed using the basic weighted-average number of shares outstanding and excludes all outstanding stock options and restricted stock as their effect is anti-dilutive when applied to losses. As of December 4, 2010, the company had 212 million shares outstanding.

Year-to-date net cash flows from operating activities were $651 million compared to $798 million in the prior year, primarily reflecting reduced earnings. Year-to-date net cash flows used in investing activities were $310 million compared to $357 million last year, reflecting reduced capital expenditures partially offset by lower proceeds from asset disposals in the current year. Year-to-date net cash flows used for financing activities were $366 million compared to $449 million last year, primarily reflecting lower dividend payments in the current year.

Fiscal 2011 Guidance

Commenting on guidance, Herkert stated, “Our third quarter ID sales were softer than we had anticipated. We invested heavily in promotional activities that proved to be less than effective. As a result, it is prudent to take down our full-year guidance for ID sales and earnings.” Management now expects a net loss in fiscal 2011 in the range of $7.19 to $7.09 per diluted share on a GAAP basis and adjusted earnings of $1.25 to $1.35 per diluted share when excluding non-cash impairment charges and other costs, as detailed in the chart below.

	Fiscal 2011	Fiscal 2011	Fiscal 2011
	Fourth Quarter	Updated	Previous
Reconciliation of GAAP to Non-GAAP (1)	Guidance	Guidance	Guidance
GAAP diluted net earnings (loss) per share	$0.39 to $0.49	$(7.19) to $(7.09)	$(5.94) to $(5.74)
Non-GAAP adjustments
Non-cash impairment charges		$8.14	$7.16
Retail market exits and store closures (2)	$0.16	$0.38	$0.07
Severance and labor buyouts	$0.06	$0.12
Certain other costs (3)		$0.11	$0.11
Gain on sale of Total Logistic Control	$(0.31)	$(0.31)
Non-GAAP adjusted diluted net earnings per share (1)	$0.30 to $0.40	$1.25 to $1.35	$1.40 to $1.60

(1) Comparison of GAAP to Non-GAAP Financial Measures
Non-GAAP financial measurements in this release are provided to assist in understanding the impact of certain costs. We believe that adjusting for certain costs will assist investors in making an evaluation of our performance. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.
(2) Includes retail market exits in Cincinnati and Connecticut, the sale of Bristol Farms, and other store closure costs.
(3) Certain other costs include $0.07 in the second quarter from the impact of the labor dispute at Shaw’s, and $0.04 occurring in the second quarter consisting primarily of employee-related costs.

SUPERVALU’s fiscal 2011 guidance includes the following assumptions:

  Net sales for the 52-week fiscal year are estimated to be approximately $38 billion;
  Identical store sales growth, excluding fuel, is projected to be approximately negative 6.0 percent;
  Sales in the traditional food distribution business are expected to decline approximately 3.5 percent, primarily reflecting the transition of the Target Corporation volume to self distribution and the loss of Ukrop’s as a customer due to acquisition by a competitor;
  Consumer spending will continue to be pressured;
  Goodwill and intangible asset impairment charges are $1.8 billion pre-tax, or $1.7 billion after-tax;
  Fiscal 2011 will include the following approximate after-tax amounts per diluted share:
    $0.38 in charges related to the completion of retail market exits in Connecticut and Cincinnati and store closure costs relating to the sale or closure of an additional 25 to 30 traditional retail stores;
    $0.12 in severance and labor buyout costs, including the elimination of administrative headcount in the fourth quarter;
    $0.11 in certain other costs related to the impact of a labor dispute at Shaw’s, which was resolved in July, and second quarter charges primarily for employee-related costs.
    $0.31 in gain on sale of Total Logistic Control.
  The effective tax rate is estimated to be approximately 37.4 percent, excluding impairment charges;
  Weighted-average diluted shares are estimated to be approximately 213 million for purposes of non-GAAP earnings per share;
  Capital spending is projected to be approximately $700 million, including 75 to 85 major store remodels, 15 to 25 minor remodels, 3 replacement stores and approximately 100 new hard-discount stores, including licensed locations, net of closures and relocations; and
  Debt reduction is projected to be approximately $850 million, including approximately $200 million of proceeds from the sale of Total Logistic Control.

Fiscal 2012 Capital Spending Guidance

Commenting on fiscal 2012 capital spending guidance, Herkert said, “We remain committed to aggressively paying down debt, investing in our asset base and shedding non-core operations. This coming year, we will again allocate greater capital to grow Save-A-Lot. For our traditional banners, capital spending will go toward investments in technology to support our business transformation and store remodels.”

The company announced its fiscal 2012 capital spending plan of approximately $700 million. Included in the plan are an acceleration of hard-discount store openings, including licensed locations, and 55 store remodels. No new traditional supermarkets are planned for fiscal 2012.

A conference call to review the third quarter results is scheduled for today at 9:00 a.m. (CDT). A live Web cast of the call will be available at http://investor.supervalu.com. An archive of the call is accessible via telephone by dialing (706) 645-9291 with passcode 33196097 and through the company’s Web site at www.supervalu.com. The conference call archive will be available through January 25, 2011.

About SUPERVALU INC.

SUPERVALU INC. is one of the largest companies in the U.S. grocery channel with annual sales of approximately $38 billion. SUPERVALU serves customers across the United States through a network of approximately 4,270 stores composed of approximately 1,140 traditional retail stores, including 816 in-store pharmacies; 1,240 hard-discount stores, of which 890 are operated by licensee owners; and 1,890 independent stores serviced primarily by the company’s traditional food distribution business. SUPERVALU has approximately 150,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

Except for the historical and factual information contained herein, the matters set forth in this news release, particularly those pertaining to SUPERVALU’s expectations, guidance, or future operating results, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of economic conditions, strategic initiatives, competition, food and drug safety issues, liquidity, labor relations issues, escalating costs of providing employee benefits, regulatory matters, self-insurance, legal and administrative proceedings, information technology, severe weather, natural disasters and adverse climate changes, the continuing review of goodwill and other intangible assets, accounting matters and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Fiscal Quarter Ended		Fiscal Quarter Ended
	December 4, 2010		December 5, 2009
(In millions, except per share data)	(12 weeks)	% of net sales	(12 weeks)	% of net sales

Net sales	$8,673	100.0%	$9,216	100.0%
Cost of sales	6,808	78.5%	7,156	77.6%
Gross profit	1,865	21.5%	2,060	22.4%

Selling and administrative expenses	1,724	19.9%	1,752	19.0%
Goodwill and intangible asset impairment charges	240	2.8%	-	-
Operating earnings (loss)	(99)	(1.1)%	308	3.3%

Interest expense, net	124	1.4%	131	1.4%
Earnings (loss) before income taxes	(223)	(2.6)%	177	1.9%
Income tax provision (benefit)	(21)	(0.2)%	68	0.7%

Net earnings (loss)	$(202)	(2.3)%	$109	1.2%

Net earnings (loss) per share
Basic	$(0.95)		$0.51
Diluted	$(0.95)		$0.51
Weighted average number of shares outstanding
Basic	212		212
Diluted	212		213

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	Fiscal Year-to-Date Ended		Fiscal Year-to-Date Ended
	December 4, 2010		December 5, 2009
(In millions, except per share data)	(40 weeks)	% of net sales	(40 weeks)	% of net sales

Net sales	$28,874	100.0%	$31,392	100.0%
Cost of sales	22,480	77.9%	24,396	77.7%
Gross profit	6,394	22.1%	6,996	22.3%

Selling and administrative expenses	5,749	19.9%	6,081	19.4%
Goodwill and intangible asset impairment charges	1,840	6.4%	-	-
Operating earnings (loss)	(1,195)	(4.1)%	915	2.9%

Interest expense, net	427	1.5%	439	1.4%
Earnings (loss) before income taxes	(1,622)	(5.6)%	476	1.5%
Income tax provision (benefit)	(17)	(0.1)%	180	0.6%

Net earnings (loss)	$(1,605)	(5.6)%	$296	0.9%

Net earnings (loss) per share
Basic	$(7.58)		$1.39
Diluted	$(7.58)		$1.39
Weighted average number of shares outstanding
Basic	212		212
Diluted	212		213

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED SEGMENT FINANCIAL INFORMATION
(Unaudited)

	Fiscal Quarter Ended	Fiscal Quarter Ended
	December 4, 2010	December 5, 2009
(In millions)	(12 weeks)	(12 weeks)

Net sales
Retail food	$6,573	$7,120
% of total	75.8%	77.3%
Supply chain services	2,100	2,096
% of total	24.2%	22.7%
Total net sales	$8,673	$9,216
	100.0%	100.0%

Operating earnings (loss)
Retail food (1)	$(153)	$269
% of sales	(2.3)%	3.8%
Supply chain services	69	64
% of sales	3.3%	3.1%
Corporate (2)	(15)	(25)
Total operating earnings (loss)	(99)	308
% of sales	(1.1)%	3.3%
Interest expense, net	124	131
Earnings (loss) before income taxes	(223)	177
Income tax provision (benefit)	(21)	68
Net earnings (loss)	$(202)	$109

LIFO charge	$6	$8

Depreciation and amortization
Retail food	$193	$201
Supply chain services	18	19
Total	$211	$220
(1) Retail food operating loss for the third quarter ended December 4, 2010 includes $240 of goodwill and intangible asset impairment charges and $59 of other charges primarily related to the sale or closure of non-strategic stores and certain employee-related costs.

(2) Corporate expense for the third quarter ended December 4, 2010 included $4 of employee-related costs.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED SEGMENT FINANCIAL INFORMATION
(unaudited)

	Fiscal Year-to-Date Ended	Fiscal Year-to-Date Ended

	December 4, 2010	December 5, 2009
(In millions)	(40 weeks)	(40 weeks)

Net sales
Retail food	$22,217	$24,431
% of total	76.9%	77.8%
Supply chain services	6,657	6,961
% of total	23.1%	22.2%
Total net sales	$28,874	$31,392
	100.0%	100.0%

Operating earnings (loss)
Retail food (1)	$(1,343)	$768
% of sales	(6.0)%	3.1%
Supply chain services	217	209
% of sales	3.3%	3.0%
Corporate (2)	(69)	(62)
Total operating earnings (loss)	(1,195)	915
% of sales	(4.1)%	2.9%
Interest expense, net	427	439
Earnings (loss) before income taxes	(1,622)	476
Income tax provision (benefit)	(17)	180
Net earnings (loss)	$(1,605)	$296

LIFO charge	$18	$29

Depreciation and amortization
Retail food	$654	$673
Supply chain services	60	62
Total	$714	$735
(1) Retail food operating loss for the year-to-date ended December 4, 2010 includes $1,840 of goodwill and intangible asset impairment charges and $98 of other charges primarily related to the sale or closure of non-strategic stores, the impact of a labor dispute at Shaw's and certain employee-related costs.

(2) Corporate expense for the year-to-date ended December 4, 2010 included $7 of employee-related and litigation costs.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)	December 4, 2010	February 27, 2010
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$186	$211
Receivables, net	821	814
Inventories	2,613	2,342
Other current assets	367	344

Total current assets	3,987	3,711

Property, plant and equipment, net	6,679	7,026

Goodwill	1,998	3,698

Intangible assets, net	1,215	1,493

Other assets	574	508
Total assets	$14,453	$16,436

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,836	$2,775
Current maturities of long-term debt and capital lease obligations	430	613
Other current liabilities	757	779

Total current liabilities	4,023	4,167

Long-term debt and capital lease obligations	6,901	7,022

Other liabilities	2,268	2,360

Total stockholders' equity	1,261	2,887

Total liabilities and stockholders’ equity	$14,453	$16,436

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Fiscal Year-to-	Fiscal Year-to-
	Date Ended	Date Ended
	December 4, 2010	December 5, 2009

(In millions)	(40 weeks)	(40 weeks)

Cash flows from operating activities
Net earnings (loss)	$(1,605)	$296
Adjustments to reconcile net earnings to net cash provided by operating activities:
Goodwill and intangible asset impairment charges	1,840	-
Depreciation and amortization	714	735
LIFO charge	18	29
Asset impairment and other charges	40	25
Loss (gain) on sale of assets	5	(41)
Deferred income taxes	(42)	123
Stock-based compensation	12	25
Other	28	19
Changes in operating assets and liabilities	(359)	(413)
Net cash provided by operating activities	651	798
Cash flows from investing activities
Proceeds from sale of assets	137	193
Purchases of property, plant and equipment	(454)	(552)
Other	7	2
Net cash used in investing activities	(310)	(357)
Cash flows from financing activities
Proceeds from issuance of long-term debt	325	963
Payment of long-term debt and capital lease obligations	(627)	(1,293)
Dividends paid	(56)	(110)
Other	(8)	(9)
Net cash used in financing activities	(366)	(449)
Net decrease in cash and cash equivalents	(25)	(8)
Cash and cash equivalents at beginning of year	211	240
Cash and cash equivalents at the end of period	$186	$232

CONTACT:
SUPERVALU INC.
Investors and Financial Media:
Kenneth Levy, 952-828-4540
kenneth.b.levy@supervalu.com
or
Steve Bloomquist, 952-828-4144
steve.j.bloomquist@supervalu.com